Exhibit 10.1

[Execution]

WELLS FARGO BANK, NATIONAL ASSOCIATION
One Boston Place, 18th Floor
Boston, Massachusetts 02108

CONFIDENTIAL

May 29, 2015

Boot Barn, Inc.

15776 Laguna Canyon Road

Irvine, CA 92618

Attn:                    Mr. Greg Hackman, Chief Financial Officer

Boot Barn, Inc.
$125,000,000 ABL Facility

Ladies and Gentlemen:

Boot Barn, Inc. (“Boot Barn”, the “Borrower” or “you”) has advised Wells Fargo Bank, National Association (“Wells Fargo” or the “Initial Lender”) and Wells Fargo Bank, National Association (in such capacity, the “Arranger” and, together with the Initial Lender and their respective affiliates, the “Commitment Parties”, “we” or “us”) that you intend to (a) acquire all of the equity interests of Sheplers Holding Corporation, a Delaware corporation (the “Target”), from Gryphon Partners III, L.P., affiliates thereof and the other holders of equity interests in Target (collectively, the “Seller”) pursuant to a merger of Target with and into Rodeo Acquisition Corp., a Delaware corporation, a newly created merger subsidiary wholly-owned by you, with Target as the survivor (the “Merger”) and (b) consummate the other Transactions (as defined below).  Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

You have further advised us that, in connection therewith, the Borrower will obtain (a) the senior secured asset-based revolving credit facility described in the Term Sheet in an aggregate principal amount of $125,000,000 (the “ABL Facility”), and (b) a senior secured term loan facility in an aggregate principal amount of $200,000,000 pursuant to the terms of the Term Loan Facility Commitment Letter (the “Term Loan Facility” and together with the ABL Facility, the “Facilities”).  The Merger and the transactions described in this paragraph are collectively referred to herein as the “Transactions”.

1.                                      Commitments.

In connection with the foregoing, the Initial Lender is pleased to advise you of its commitment to provide the entire principal amount of the ABL Facility, upon the terms set forth or referred to in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”) and subject solely to the Exclusive Financing Conditions (as defined below).

2.                                      Titles and Roles.

You hereby appoint (a) the Arranger to act, and the Arranger hereby agrees to act, as sole bookrunner and sole lead arranger for the ABL Facility, and (b) the Initial Lender to act, and the Initial Lender hereby agrees to act, as sole administrative agent for the ABL Facility (the “Agent”), in each case upon the terms set forth or referred to in this Commitment Letter and subject solely to the Exclusive Financing Conditions (as defined below).  Each of the Arranger and the Agent, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles.

3.                                      Reserved.

4.                                      Information.

You hereby represent and warrant (which representation and warranty is provided to your knowledge insofar as it applies to information concerning the Target and its subsidiaries and their business) that (a) all written information (other than the financial projections (the “Projections”) and other forward-looking information and information with respect to general economic or industry data) (the “Information”) that has been or will be made available to any Commitment Party by or on behalf of you or any of your representatives in connection with the Transactions was or will be, when first furnished and taken as a whole, complete and correct in all material respects and did not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made or at the time the related Projections are made available to such Commitment Party, as applicable (it being understood that projections by their nature are inherently uncertain, that actual results may differ significantly from the projected results and that such differences may be material and no assurances are being given that the results reflected in the Projections will be achieved).  You agree that if at any time prior to the closing of the ABL Facility, any of the representations in the preceding sentence would be incorrect (to your knowledge insofar as it applies to information concerning the Target and its subsidiaries and their business) if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to Information and Projections relating to the Target and its subsidiaries, you will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that such representations will be correct, taken as a whole, under those circumstances.

5.                                      Fees.

As consideration for the Initial Lender’s commitment hereunder, and our agreements to perform the services described herein, you agree to pay to the Commitment Parties the fees set forth in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith with respect to the ABL Facility (the “Fee Letter”).

6.                                      Conditions Precedent.

The Initial Lender’s commitments hereunder, and our agreements to perform the services described herein, are subject only to (a) the condition that since March 31, 2015, there shall not have occurred any Material Adverse Effect (as defined in the Merger Agreement), (b) the conditions set forth in this Section 6 and (c) the other conditions set forth in Exhibit B hereto (collectively, the conditions referred to in clauses (a) through (c) hereof, the “Exclusive Financing Conditions”).

Commitment Letter

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Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letter, the Facilities Documentation or any other agreement or undertaking relating to the ABL Facility to the contrary, (a) the only representations relating to the Target and its subsidiaries, businesses and assets, the making and accuracy of which shall be a condition to the closing of the ABL Facility or the making of any advances thereunder on the Closing Date, shall be (i) such of the representations made by or on behalf of the Target (or any of its affiliates or subsidiaries) in the Merger Agreement as are material to the interests of the Lenders (as defined in the Term Sheet), but only to the extent that you have (or any of your affiliates or subsidiaries have) the right not to consummate the Merger or the right to terminate (or cause the termination of) your (or its) obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the closing of the ABL Facility and the making of any advances thereunder on the Closing Date if the Exclusive Financing Conditions are satisfied ((it being understood that (A) other than with respect to any UCC Filing Collateral, Stock Certificates or Intellectual Property (each as defined below), to the extent any Collateral cannot be delivered, or a security interest therein cannot be perfected, on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of, or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the closing of the ABL Facility or the making of any advances thereunder on the Closing Date, but such Collateral shall instead be required to be delivered, or a security interest therein perfected, within 90 (or in the case of required deposit account control agreements or securities account control agreements, 120) days after the Closing Date (or such longer period as Agent may hereafter agree), (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Agent and to irrevocably authorize and to cause the applicable guarantor to irrevocably authorize the Agent to file such UCC financing statements, (C) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be to deliver to the Agent or its legal counsel Stock Certificates together with undated stock powers executed in blank and (D) with respect to perfection of security interests in Intellectual Property, in addition to the actions required by clause (B), your sole obligation shall be to execute and deliver, or cause to be executed and delivered, necessary intellectual property security agreements to the Agent in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and the United States Copyright Office (the “USCO”) and to irrevocably authorize, and to cause the applicable guarantor to irrevocably authorize, the Agent to file such intellectual property security agreements with the USPTO and USCO).  For purposes hereof, (1) “UCC Filing Collateral” means Collateral consisting of assets of the Loan Parties (as defined in the Term Sheet) for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (2) “Stock Certificates” means Collateral consisting of stock (or other) certificates representing capital stock or other equity interests of held by the Loan Parties in their respective domestic Subsidiaries required to be pledged as Collateral pursuant to the Term Sheet, (3) “Intellectual Property” means all patents, patent applications, trademarks, trade names, service marks and copyrights registered with the USPTO or the USCO, as applicable, and (4) “Specified Representations” means the representations and warranties set forth in the Precedent Credit Agreement (as defined below) relating to corporate existence, power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the Facilities Documentation, the enforceability of the Facilities Documentation, Federal Reserve margin regulations, the use of proceeds violating the PATRIOT Act (as defined below) or OFAC, anti-money laundering regulations, the Investment Company Act, no conflicts between the Facilities Documentation and the organization documents of the Loan Parties, status of the ABL Facility and the guarantees thereof as senior debt, solvency as of the Closing Date (after giving effect to the Transactions) of Holdings and its Subsidiaries on a consolidated basis (with solvency determined in a manner consistent with Exhibit C attached hereto), and subject to the limitations set forth in the prior sentence, creation, validity, perfection and priority of security interests, in each case, subject to the Documentation Principles.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

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Notwithstanding anything to the contrary contained herein, the definitive documentation for the ABL Facility (the “Facilities Documentation”) shall: (a) be consistent with the Term Sheet, (b) to the extent not otherwise specified in the Term Sheet, be substantially consistent with, and give due regard to, that certain Credit Agreement, dated as of February 23, 2015, by and among Boot Barn Holdings, Inc. (“Holdings”), the Borrower, the lenders from time to time parties thereto and Wells Fargo Bank, National Association, as administrative agent thereunder (the “Precedent Credit Agreement”), and each of the “Loan Documents” referred to therein listed on Exhibit E hereto (the “Precedent Ancillary Documents” and collectively with the Precedent Credit Agreement, the “Precedent Loan Documents”), and (c) except as otherwise set forth in this Commitment Letter (including the Term Sheet and exhibits) contain only the representations, warranties, affirmative covenants, negative covenants, financial covenants, events of default, financial reporting requirements, remedies, yield protection, agency provisions, indemnification and expense reimbursement provisions, mandatory prepayments and voluntary prepayments as are contained in the Precedent Loan Documents, with only such amendments thereto as shall be specifically set forth herein or in the Term Sheet and as are usual and customary for financings of this type and with such adjustments to the applicable qualifications, thresholds, exceptions for materiality or otherwise, “baskets”, and grace and cure periods as shall (together with any other terms not expressly set forth in this Commitment Letter or the Term Sheet), (i) be mutually agreed, (ii) be negotiated in good faith in accordance with such standard or principle to finalize such documentation, giving effect to the Limited Conditionality Provisions, as promptly as practicable after the acceptance of this Commitment Letter (it being understood that the only conditions precedent to the closing of the ABL Facility or the making of any advances thereunder on the Closing Date are the Exclusive Financing Conditions) and (iii) give due regard to the (A) the status of the ABL Facility as an asset-based credit facility separate from the Term Loan Facility, including, without limitation, to address reporting, field examinations, appraisals and other collateral matters, projected Excess Availability, customary practices and procedures of the Agent for the ABL Facility, as well as the results of updated field examinations and other collateral due diligence; provided, however, that such field examination and collateral due diligence shall not be required as a condition to closing of or funding under the ABL Facility, (B) increases in the size of the ABL Facility and the Term Loan Facility, (C) the most recent model delivered to the Arranger and (D) the operational and strategic requirements of the Borrower, the Guarantors, the Target and their respective subsidiaries in light of their consolidated capital structure, size, industry and practices (including, without limitation, the leverage profile and projections, including projected Excess Availability and matters disclosed in the Merger Agreement), in each case, after giving effect to the Transactions.  This paragraph and the provisions herein are referred to as the “Documentation Principles”.

7.                                      Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Commitment Party and its respective officers, affiliates, directors, employees, agents, advisors, representatives, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable and documented expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Merger Agreement, the ABL Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, the Target or any of their respective affiliates or equity holders), and to reimburse each such Indemnified Person upon demand for any reasonable and documented legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or

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related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its officers, directors, employees, and controlled affiliates, (ii) the material breach of the obligations of such Indemnified Person under this Commitment Letter or the Fee Letter or (iii) any proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person other than an Indemnified Person acting in its capacity as arranger, agent, bookrunner or similar capacity, (b) if the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all other reasonable and documented out-of-pocket expenses (including, but not limited to, expenses of the Commitment Parties’ due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other charges of counsel; provided that, fees of counsel to be paid on the Closing Date incurred in connection with the ABL Facility and the preparation and negotiation of this Commitment Letter, the Fee Letter, the Facilities Documentation and any ancillary documents and security arrangements in connection therewith shall not exceed the amount set forth in the Fee Letter and shall be reimbursed on the terms and conditions referred to therein, and (c) regardless of whether the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including, but not limited to, consultants’ fees, travel expenses and fees, disbursements and other charges of counsel), incurred in connection with the enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any ancillary documents and security arrangements in connection therewith.  Notwithstanding the foregoing, in no event will you be liable for the costs and expenses of more than one firm of legal counsel for all Indemnified Persons in connection with the ABL Facility (and one additional firm of local counsel in each applicable jurisdiction and, as reasonably determined by Agent to be necessary, one special regulatory counsel) unless representation by one such firm would present actual or potential conflicts of interest, in which case you will be liable for the costs and expenses of one firm of legal counsel for each affected party (and, if reasonably necessary, one additional firm of local counsel in each applicable jurisdiction for each such affected party).  Each of the parties hereto agrees that, notwithstanding any other provision of this Commitment Letter, none of you (or any of your subsidiaries or affiliates), the Target (or any of its subsidiaries or affiliates), or any Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages.

8.                                      Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that each Commitment Party may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or Target or your or its respective subsidiaries or affiliates may have conflicting interests regarding the transactions described herein or otherwise.  You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary or advisory relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and

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those of the Target and that no Commitment Party has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors.  Additionally, you acknowledge and agree that no Commitment Party is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby).  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and no Commitment Party shall have any responsibility or liability to you with respect thereto.  Any review by any Commitment Party of Holdings, the Borrower, the Target, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of you or any of your affiliates.

You further acknowledge that each Commitment Party is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Target and other companies with which you or the Target may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.                                      Assignments; Amendments; Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons).  Any and all obligations of, and services to be provided by, any Commitment Party hereunder (including, without limitation, the Initial Lender’s commitment) may be performed and any and all rights of any Commitment Party hereunder may be exercised by or through any of its respective affiliates or branches (provided that the Initial Lender shall not be relieved of all or any portion of its commitment hereunder as a result of any such action) and, in connection with such performance or exercise, such Commitment Party may on a confidential basis exchange (subject to Section 12 hereof) with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to such Commitment Party hereunder.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Commitment Party and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.  This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral between us with respect to the ABL Facility.

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You acknowledge that information and documents relating to the ABL Facility may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems, and that no Commitment Party shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Commitment Party (it being understood that actions consistent with industry practice in the leveraged lending market shall not constitute gross negligence or willful misconduct).

10.                               Jurisdiction; Governing Law.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. NOTWITHSTANDING THE FOREGOING, THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” AS DEFINED IN THE MERGER AGREEMENT, ANY DETERMINATION AS TO OCCURRENCE OR NON-OCCURRENCE OF SUCH A “MATERIAL ADVERSE EFFECT,” AND ANY DETERMINATION AS TO WHETHER ANY SPECIFIED MERGER AGREEMENT REPRESENTATION SHALL HAVE BEEN BREACHED SHALL, IN EACH CASE, BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.

11.                               Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

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12.                               Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of any Commitment Party pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your affiliates, officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) in the case of this Commitment Letter, to rating agencies in connection with their review of the Borrower, (c) upon the request or demand of any regulatory body having jurisdiction over you (in which case, you agree, to the extent permitted by law, to use commercially reasonable efforts inform us promptly in advance thereof), (d) this Commitment Letter but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (e) as required by applicable law or compulsory legal process (in which case you agree, to the extent permitted by applicable law or such compulsory legal process, to use commercially reasonable efforts to inform us promptly thereof prior to such disclosure), (f) the aggregate fee amounts contained in the Fee Letter and the Term Sheet may be disclosed as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering, marketing or other disclosure materials for the ABL Facility and/or the Facilities Documentation or in any public filing relating to the Transactions, (g) this Commitment Letter (but not the Fee Letter) may be filed in any public record in which you are required by applicable law or regulation on the advice of your counsel to file it, and (h) the Term Sheet may be disclosed in any offering memoranda or registration statements relating to the offering or in any syndication or other marketing materials in connection with the ABL Facility or the Facilities Documentation or in any proxy statement or similar public filing related to the Transactions or in connection with any public filing requirement; provided that you may disclose this Commitment Letter and the contents hereof and the Fee Letter or the contents thereof (solely to the extent the Fee Letter is redacted as to economic terms set forth therein (including, without limitation, fees and economic provisions), in a manner reasonably satisfactory to us) to the Target and the Seller and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis.

We will treat as confidential, and will not disclose or use in connection with services provided by us to parties other than you or your affiliates, any and all non-public information provided to us by or on behalf of you or your affiliates hereunder; provided that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case we agree, to the extent permitted by applicable law or such compulsory legal process, to use commercially reasonable efforts to inform you promptly thereof prior to such disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over us or any of our affiliates (in which case we agree, to the extent permitted by applicable law, to use commercially reasonable efforts to inform you promptly thereof prior to such disclosure other than for routine or ordinary course matters), (c) to the extent that such information becomes publicly available other than by reason of disclosure by us in violation of this paragraph or any other agreement to which both you and we are party, (d) to our affiliates and to our and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information, to the extent such persons are informed of the confidential nature of such information and are either subject to customary confidentiality obligations of employment or professional practice or agree to comply with the provisions of this paragraph, (e) to actual or potential assignees, participants or derivative investors in the ABL Facility who agree (including by “click-through” acceptance of confidentiality terms on electronic transmission systems) to be bound by the terms of this paragraph or substantially similar confidentiality provisions (or confidentiality provisions customarily used in connection with the syndication of credit facilities), (f) to the extent permitted by Section 9, (g) for purposes of establishing a “due diligence” defense or (h) to the extent permitted under the existing credit facility of Boot Barn.  The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Facilities Documentation.

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Notwithstanding anything herein to the contrary, (a) any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.  For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions; and (b) after the closing of the Transactions and at such Commitment Party’s expense, each Commitment Party may (i) with your prior approval (such approval not to be unreasonably withheld or delayed), place advertisements in periodicals and on the Internet as it may choose and (ii) on a confidential basis and, in the case of public promotional materials such as “tombstones”, with your prior approval (such approval not to be unreasonably withheld or delayed), circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other general economic terms relating to the Transactions, including the amount, type and closing date of the ABL Facility.

Notwithstanding anything to the contrary contained herein, any information received by Wells Fargo with respect to Holdings and its subsidiaries in its capacity as agent, lender and issuing bank under the Precedent Loan Documents shall be subject to the confidentiality provisions set forth in the Precedent Loan Documents, rather than those set forth above.

13.                               Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the Initial Lender’s commitment hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, compensation and to the syndication of the ABL Facility (which shall remain in full force and effect), shall, to the extent covered by the Facilities Documentation, automatically terminate and be superseded by the applicable provisions contained in such Facilities Documentation upon the occurrence of the Closing Date.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditor’s rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate the terms of the Facilities Documentation in good faith in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the entering into and funding of the ABL Facility is subject to the Exclusive Financing Conditions and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth herein.

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14.                               PATRIOT Act Notification.

Each Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender.  You hereby acknowledge and agree that each Commitment Party shall be permitted to share any or all such information with the Lenders.

15.                               Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on June 5, 2015.  The Initial Lender’s offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on the Initial Lender only after it and the Fee Letter has been duly executed and delivered by you in accordance with the first sentence of this Section 15.  In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on August 26, 2015 (or such earlier date on which the Merger Agreement terminates pursuant to its terms), then this Commitment Letter and the Initial Lender’s commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless the Commitment Parties shall, in their sole discretion, agree to an extension.

[Remainder of this page intentionally left blank]

10

We are pleased to have been given the opportunity to assist you in connection with the financing for the Merger.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Irene Roser Marks
	Name:	Irene Roser Marks
	Title:	Managing Director

Accepted and agreed to as of

the date first above written:

BOOT BARN, INC.

By	/s/ Greg Hackman
Greg Hackman
Chief Financial Officer

11

CONFIDENTIAL	EXHIBIT A

BOOT BARN, INC.
$125,000,000 Senior Secured ABL Facility

Summary of Principal Terms and Conditions(1)

Borrower:

Boot Barn, Inc. (“Boot Barn” or the “Company”) and any direct or indirect wholly-owned domestic operating subsidiaries of Boot Barn Holdings, Inc. (“Holdings”) with assets to be included in the Borrowing Base (individually and collectively, “Borrower”).

Agent:

Wells Fargo Bank, National Association acting through one or more of its branches or affiliates (“Wells Fargo”), will act as sole administrative agent and collateral agent (in such capacity, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders selected as provided in the Commitment Letter (the “Lenders”), and will perform the duties customarily associated with such roles.

Sole Bookrunner and Sole Lead Arranger:

Wells Fargo Bank, National Association will act as sole bookrunner and sole lead arranger for the ABL Facility described below (collectively, in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

ABL Facility:

A senior secured asset based revolving credit facility (the “ABL Facility”; the commitments under the ABL Facility, the “Revolving Commitments”) in an aggregate principal amount of $125,000,000 (the “Maximum Revolving Loan Amount”)  on the terms and conditions set forth herein (the loans thereunder, the “Revolving Loans”).

A sub-facility of an amount to be mutually agreed of the ABL Facility will be available to Borrower for swingline loans from Wells Fargo Bank, National Association as swingline lender.  Any such swingline loans shall reduce availability under the ABL Facility on a dollar-for-dollar basis.

Increase Option:

The ABL Facility may be increased by an amount not to exceed $25,000,000 without additional approval from the Lenders (the “Incremental ABL Facility”).  The Borrower may solicit incremental commitments from any Lender and/or financial institution reasonably satisfactory to the Agent.  If the Incremental ABL Facility is incurred for purposes of financing an acquisition, the closing conditions with respect thereto may, with the consent of the required lenders (as determined prior to giving effect to the Incremental ABL Facility), be limited by customary “SunGard” provisions and other limitations on conditionality, including, without limitation, provisions substantively identical to the Limited Conditionality Provision and events of default limited to no bankruptcy and no payment defaults. Notwithstanding the foregoing, (i) no Lender shall be required to provide such incremental commitment and (ii) as determined on the date such Incremental ABL Facility is to become effective, in no event shall any portion of the incremental commitments result in the “Maximum ABL Principal Amount” (as will be defined in the Intercreditor Agreement) exceeding the aggregate amount of the Revolving Commitments (after giving effect to such incremental commitments) by less than 15% of such aggregate amount.

(1)  All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the other Exhibits thereto.

Purpose:

Together with certain proceeds of the Term Loan Facility, proceeds of the ABL Facility will be used to (i) refinance certain indebtedness of Borrower, its subsidiaries and the Target (other than certain indebtedness to be mutually agreed), (ii) pay a portion of the consideration under the Merger Agreement, (iii) provide for working capital, capital expenditures, permitted acquisitions and for other general corporate purposes of Borrower and its subsidiaries, (iv) fund the fees, costs, premiums and expenses associated with the closing of Transactions (including, without limitation, amounts required pursuant to the Fee Letter), (v) backstop, replace or cash collateralize letters of credit and to reimburse draws on Letters of Credit and (vi) for other purposes not prohibited by the Facilities Documentation.

Availability:

Subject to the Borrowing Base (as defined below), Revolving Loans and Letters of Credit under the ABL Facility will be available at any time prior to the final maturity of the ABL Facility, in minimum principal amounts and upon notice to be agreed upon.  Amounts repaid under the ABL Facility may be reborrowed.

The amount from time to time available under the ABL Facility shall not exceed an amount equal to (x) the lesser of (i) the aggregate amount of Revolving Commitments and (ii) the then applicable Borrowing Base (as defined below) (such amount, the “Line Cap”) minus, without duplication, (y) the aggregate amount of Revolving Loans, unreimbursed Letter of Credit drawings, the undrawn face amount of issued and outstanding Letters of Credit, and the aggregate amount of all unreimbursed swingline loans outstanding under the ABL Facility.

The Agent may, so long as an Event of Default shall have occurred and be continuing, without the Borrower’s request (but with prior or substantially contemporaneous notice to the Borrower) make Revolving Loans (the “Protective Advances”) (which shall be Base Rate Loans), (i) if the Agent deems such loans necessary to preserve or protect the Collateral (as defined below) or (ii) to pay any other amounts due and chargeable to the Loan Parties under the Facilities Documentation, including costs, fees and expenses, and apply the proceeds of any such loan to the obligations thereunder; provided that the total principal amount outstanding at any time of Protective Advances shall not exceed an amount to be agreed.

In addition, notwithstanding the existence of an Event of Default, the Agent may at its discretion and without consent of any Lender, voluntarily permit the sum of the aggregate amount of Revolving Loans, unreimbursed Letter of Credit drawings and Letters of Credit, and the aggregate amount of all unreimbursed swingline loans outstanding under the ABL Facility (the “Revolving Usage”) at any time to exceed the Line Cap by up to 10% for up to sixty (60) consecutive business days (the “Overadvances”); provided that in no event shall the Revolving Usage exceed the Maximum Revolving Loan Amount.

Interest Rates and Fees:	As set forth in Annex I to this Exhibit A.

Default Rate:	Substantially consistent with the Precedent Loan Documents.

Final Maturity:

The ABL Facility will mature on the date that is five years after the date on which definitive credit agreement evidencing the ABL Facility becomes effective in accordance with the terms thereof (the “Closing Date”) (the “ABL Maturity Date”); provided that the Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding Revolving Commitments upon the request of the Borrower and without the consent of any other Lender (subject to customary terms and conditions, including that the terms and consideration applicable to such extension are offered to all Lenders holding the Revolving Loans and Revolving Commitments subject to such extension).  No mandatory commitment reduction will be required with respect to the ABL Facility.

Letters of Credit

A portion of the ABL Facility not in excess of an amount to be agreed shall be available for the issuance of commercial and standby letters of credit (the “Letters of Credit”) by the Agent or one or more Lenders designated by the Borrower and agreed to by such Lender and Agent (in such capacity, the “Issuing Lender”), in a manner and amounts to be mutually agreed.

Guarantees:

Subject to the Limited Conditionality Provision and the limitations set forth in the Precedent Loan Documents, substantially consistent with the Precedent Loan Documents; provided that (a) Holdings and each of Holdings’ existing and subsequently acquired or organized direct or indirect subsidiaries that are not a Borrower (other than those subsidiaries that are currently not (or are not required to be) guarantors under the Precedent Loan Documents) and (b) each guarantor not described in (a) above that is a guarantor or a borrower under the Term Loan Facility (the “Guarantors”; and together with the Borrower, the “Loan Parties”).

Security:

Subject to the Limited Conditionality Provision and the limitations set forth in the Precedent Loan Documents (including, without limitation, the provisions for excluded collateral and limitations on perfection requirements), the obligations of the Borrower and the Guarantors in respect of the ABL Facility shall be secured by (a) a first priority perfected security interest (subject as to priority to Permitted Liens (as defined in the Precedent Credit Agreement as modified in accordance with the Documentation Principles)) in the ABL Priority Collateral (as defined below), and (b) second priority perfected security interest (subject as to priority to Permitted Liens (as defined in the Precedent Credit Agreement as modified in accordance with the Documentation Principles) in the Term Priority Collateral (as defined below).

“ABL Priority Collateral” shall have the meaning set forth in the Precedent Intercreditor Agreement with such changes (i) as shall be consistent with the Documentation Principles and (ii) as otherwise agreed by the parties.

“Term Priority Collateral” shall have the meaning set forth in the Precedent Intercreditor Agreement with such changes (i) as shall be consistent with the Documentation Principles and (ii) as otherwise agreed by the parties.

The obligations secured may include hedging and bank product obligations of a Loan Party where a Lender or an affiliate of a Lender is a counterparty.

For the avoidance of doubt, no landlord waivers or collateral access agreements with respect to leased locations of Boot Barn, the Target or their respective subsidiaries shall be required as a condition to closing of or funding under the ABL Facility.  Any such landlord waivers or collateral access agreements shall be delivered on a post-closing basis substantially consistent with the terms of the Precedent Loan Documents.

Intercreditor Agreement:

The lien priority, relative rights and other creditors’ rights issues in respect of the liens securing ABL Facility and the Term Loan Facility shall be subject to an intercreditor agreement substantially consistent with the intercreditor agreement dated May 1, 2013 between Wells Fargo and GCI Capital Markets LLC, executed by the Borrower, the Agent and the administrative agent with respect to the Term Loan Facility (the “Precedent Intercreditor Agreement”), with such changes (i) as shall be consistent with the Documentation Principles, (ii) to the definition of “Maximum ABL Principal Amount” to limit clause (a) to $150,000,000 and (iii) as otherwise agreed by the parties (the “Intercreditor Agreement”).

Borrowing Base:

The borrowing base (the “Borrowing Base”)  shall be an amount equal to:

(a) 90% of the amount of Eligible Credit Card Accounts (definition to be mutually agreed) of Borrower; plus

(b) 90% of the amount of Eligible Commercial Accounts (definition to be mutually agreed) of Borrower; plus

(c)  90% of the Net Recovery Percentage for the Eligible Inventory (definition to be mutually agreed) of Borrower multiplied by the value of such Eligible Inventory, provided, that, for a period not to exceed sixty (60) consecutive days during the period from October 1 through and including December 31 of each year (with such sixty (60) day period between October 1 and December 1 to be determined in a manner to be agreed) such percentage shall be increased to 95.0% of the Net Recovery Percentage; minus

(d) applicable reserves as the Agent may determine in its Permitted Discretion (such definition to be mutually agreed).

The “value” of each category of eligible inventory will be determined at the lower of cost or market, with cost determined under the first-in, first-out method without regard to intercompany profit or increases for currency exchange rates.

The amount of the “Net Recovery Percentage” means the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the applicable category of eligible inventory at such time on a “going out of business sale” basis as set forth in the most recent acceptable inventory appraisal received by Agent in accordance with the requirements of the Facilities Documentation, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets and (b) the denominator of which is the original cost of the aggregate amount of the eligible inventory subject to such appraisal.

In the event that as of the Closing Date, the Agent has not received a current third party appraisal of the inventory or a final report from the field examinations of the business and collateral of Borrower or the Target, the Borrowing Base, as to those entities for which such current third party appraisal of the inventory or a final report from the field examinations has not been delivered, shall be deemed to be, for purposes of the initial Revolving Loans and Letters of Credit on the Closing Date (the “Alternative Closing Borrowing Base”), the amount equal to the lesser of (a) the sum of (i) 55% of the net book value of the inventory of such entities plus 75% of the net book value of the credit card receivables of such entities plus 75% of the net book value of the commercial account receivables of such entities or (b) $85,000,000.

The Alternative Closing Borrowing Base shall only be in effect until the earlier of 60 days after the Closing Date (or such later date as may be agreed by the Agent) or the date Agent has received the current third party appraisals and an acceptable draft report or the final report from a current field examination, provided, that, Agent may adjust, in its Permitted Discretion, the Alternative Closing Borrowing Base as to the eligible accounts and eligible inventory based on any field examination results at the time that it receives such results and as to the inventory at the time that it receives any appraisal with respect thereto. On and after the receipt by Agent of the field examination results and appraisals as provided below, Revolving Loans and Letters of Credit shall be provided to Borrower subject to the terms and conditions of the Facilities Documentation and availability under the Borrowing Base, which will be calculated in a manner consistent with the definition of the term Borrowing Base set forth above.

In the event that Agent has not received a current third party appraisal of the inventory and a final report from the field examinations of the business and collateral of Borrower prior to the Closing Date, Borrower shall use commercially reasonable efforts to provide Agent and the field examiners and appraisers sufficient access and information to complete such field examinations and appraisal on or before the 60th day after the Closing Date (or such later date as may be agreed by the Agent) and the Arranger and the Company each agree to cooperate in good faith to cause such field examinations and appraisals to be completed as soon as practicable. If the Agent has not received such appraisals and final report from the field examinations on or prior to the 60th day after the Closing Date (or such later date as may be agreed by the Agent), availability shall be zero on and after such 60th day (or such later date as may be agreed by the Agent) until Agent’s receipt and reasonable opportunity to review the results of such appraisal and final report from the field examination.

Collections and Remittances:

Subject to the Limited Conditionality Provisions, within 120 days following the Closing Date (or such longer period as the Agent shall agree (such agreement not to be unreasonably withheld, conditioned or delayed)), the Borrower shall establish a cash management system which is customary for similar asset-based revolving facilities for similarly situated borrowers and guarantors.  Such system will include that the Borrower direct all collections to a collections account(s) approved and controlled by Agent (the “Collection Account”); provided that, only so long as a Cash Dominion Event (as defined below) shall have occurred and be continuing and upon delivery of written notice of the occurrence thereof to the Borrower, all amounts deposited in such Collection Account(s) shall, on a daily basis be applied by the Agent to repay outstanding Revolving Loans, unreimbursed Letter of Credit drawings and, if a payment, insolvency, financial covenant (if in effect), or corporate existence event of default occurs or an event of default arising in connection with the failure to deliver a borrowing base certificate or other borrowing base report when required (subject to any applicable grace period) or to comply with the covenants relating to cash management or insurance (each, a “Specified Event of Default”) has occurred, to cash collateralize outstanding Letters of Credit.

“Cash Dominion Event” means (a) average daily Excess Availability (as defined below) is less than the greater of 12.5% of the Line Cap or $10,000,000 for a period of 5 consecutive business days, or (b) a Specified Event of Default has occurred and is continuing; provided that, a Cash Dominion Event shall be deemed continuing, (i) until average daily Excess Availability shall have been not less than the greater of 12.5% of the Line Cap or $10,000,000 for 30 consecutive calendar days and/or (ii) for the period that a Specified Event of Default shall be continuing (and in the case of a Specified Event of Default as a result of the failure to deliver a borrowing base certificate or borrowing base report when required, the Cash Dominion Event shall cease upon the delivery of the applicable borrowing base certificate or borrowing base report).

“Excess Availability” means the excess of (a) the Line Cap, minus (b) the excess of the then aggregate outstanding principal amount of Revolving Loans, unreimbursed drawings under Letters of Credit and the undrawn face amount of outstanding Letters of

Credit, plus (c) Qualified Cash.

“Qualified Cash” shall mean unrestricted cash of Borrower of up to $10,000,000 that is subject to the valid, enforceable and perfected security interest of Agent in investment accounts or deposit accounts at Agent or another institution reasonably satisfactory to Agent subject to a customary control agreement(s) (which will limit the terms of withdrawal of such funds by Borrower subject to conditions for Qualified Cash customary for financings of this type) and free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of Agent, the Term Loan Facility agent (subject to the Intercreditor Agreement) and the depository bank or securities intermediary where the deposit accounts or investment accounts are maintained for its reasonable and customary fees and charges related to such account), are available for use by Borrower, without condition or restriction (other than in favor of Agent and the Term Loan Facility agent), and for which Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of the amount of such cash or cash equivalents held in such deposit accounts or investment accounts as of the applicable date of the calculation of Excess Availability and the satisfaction of the other conditions herein.

Mandatory Prepayments:

In the event that there is any amount outstanding under the ABL Facility (including Letters of Credit, if applicable) in excess of the Line Cap, such excess shall, following written notice to Borrower, be immediately due and payable, subject to applicable cure periods and customary provisions for Protective Advances, Overadvances and the imposition of reserves against the Borrowing Base; provided, that, Revolving Loans shall be paid first and Letters of Credit cash collateralized thereafter to the extent required.

The Borrower will prepay Revolving Loans (with no reduction in commitments) or cash collateralize Letters of Credit with 100% of net cash proceeds from non-ordinary course sales of ABL Priority Collateral included in the Borrowing Base (the “Borrowing Base Certificate”) to the extent such net cash proceeds are required to be applied to repay Revolving Loans in order to remain in compliance with the Borrowing Base.

Voluntary Prepayments:

Voluntary reductions of the unutilized portion of the Revolving Commitments and voluntary prepayments of Revolving Loans will be permitted at any time, in a manner and in minimum principal amounts to be mutually agreed upon, without premium or penalty (but including all breakage or similar costs, if any).

Representations and Warranties:

Subject to the Limited Conditionality Provision, limited to those contained in the Precedent Credit Agreement and other Precedent Loan Documents with only such modifications as are consistent with the Documentation Principles.

Conditions Precedent to Initial Borrowing:	The closing of the ABL Facility and the making of any advances thereunder on the Closing Date will be subject solely to the conditions set forth in Section 6 and Exhibit B of the Commitment Letter.

Conditions to Borrowings after the Closing Date:	The making of each extension of credit under the ABL Facility after the Closing Date shall be subject solely to the Exclusive Financing Conditions.

Affirmative Covenants:	Limited to those contained in the Precedent Credit Agreement and other Precedent Loan Documents with only such modifications as are consistent with the Documentation Principles.

Negative Covenants:	Limited to those contained in the Precedent Credit Agreement and other Precedent Loan Documents with only such modifications as are consistent with the Documentation Principles.

Financial Covenant:

Upon the occurrence and during the continuation of a Covenant Trigger Event (as defined below), the ABL Facility will be subject to a minimum Fixed Charge Coverage Ratio (definition to be mutually agreed and consistent with the Documentation Principles) of 1.0 to 1.0.

As used herein, the term “Covenant Trigger Event” means Excess Availability is less than the greater of (i) 10.0% of the Line Cap and (ii) $10,000,000; provided that the occurrence of a Covenant Trigger Event shall be deemed continuing until average daily Excess Availability shall have been at least equal to the greater of (i) 10.0% of the Line Cap and (ii) $10,000,000 for 30 consecutive calendar days.  For purposes of this definition, the calculation of Excess Availability shall include, in addition, the lesser of (A) the amount by which the then applicable Borrowing Base exceeds the Maximum Revolving Loan Amount or (B) 2.5% of the then applicable Borrowing Base.

Events of Default:

Limited to those contained in the Precedent Credit Agreement and other Precedent Loan Documents with only such modifications as are consistent with the Documentation Principles; provided, however, that the definition of Change of Control contained in the Precedent Credit Agreement shall be revised to delete the clause “that so long as the Permitted Investors own at least forty-five percent (45%) of the Equity Interests of Holdings,” from the proviso in which it appears.

Voting:	Limited to those contained in the Precedent Credit Agreement and consistent with the Documentation Principles, including, without limitation, provisions relating to Defaulting Lenders.

Cost and Yield Protection:	Limited to those contained in the Precedent Credit Agreement and consistent with the Documentation Principles.

Assignments and Participations:	Limited to those contained in the Precedent Credit Agreement and consistent with the Documentation Principles.

Defaulting Lenders:	Limited to those contained in the Precedent Credit Agreement and consistent with the Documentation Principles.

Expenses and Indemnification:	Limited to those contained in the Precedent Credit Agreement and consistent with the Documentation Principles.

Replacement of Lenders:	Limited to those contained in the Precedent Credit Agreement and consistent with the Documentation Principles.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Otterbourg P.C.

ANNEX I
to Exhibit A

Interest Rates:

At the Borrower’s option, Revolving Loans (other than Swingline Loans) will bear interest based on the Base Rate or LIBOR, as described below.  All Swingline Loans will be Base Rate Loans.

A.                                    Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below).  The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily LIBOR (as defined below) for a one month Interest Period (as defined below) plus the difference between the Interest Margin for LIBOR Rate Loans and the Interest Margin for Base Rate Loans.  Interest shall be payable quarterly in arrears on the last day of each calendar quarter and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days.  Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.

Base Rate Loans will be made on same day notice and will be in minimum amounts to be agreed upon.

B.                                    LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six months (or, if approved by all Lenders (such approval not to be unreasonably withheld), nine or twelve months, or shorter periods) as selected by the Borrower and will be at an annual rate for Eurocurrency deposits for the corresponding deposits of U.S. dollars appearing on Reuters Screen LIBOR01 Page (“LIBOR”) plus the applicable Interest Margin (as described below).  In no event shall LIBOR be less than 0% per annum.  LIBOR will be determined by the Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such period.  Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.  LIBOR will be adjusted for maximum statutory reserve requirements (if any).  Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.

LIBOR Rate Loans will be made on three business days’ prior notice and, in each case, will be in minimum amounts to be agreed upon.

A-I-1

Interest Margins:	The applicable Interest Margin for the ABL Facility will be a percentage determined in accordance with the pricing grid attached as Exhibit D to the Commitment Letter.

ABL Facility Commitment Fee:	The Borrower shall pay to the Agent for the ratable benefit of the Lenders (with exceptions for defaulting lenders) an unused commitment fee (the “Unused Commitment Fee) equal to 0.25%.

Letter of Credit Fees:

A fee equal to (i) the applicable Interest Margin then in effect for LIBOR Rate Loans times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the Lenders under the ABL Facility (other than any Defaulting Lender).

A fee of 0.125% on the face amount of each Letter of Credit issued on the terms of which is extended shall be payable to the Issuing Lender for its own account.

A-I-2

CONFIDENTIAL	EXHIBIT B

BOOT BARN, INC.

$125,000,000 Senior Secured ABL Facility

Summary of Additional Conditions Precedent(2)

The initial borrowing under the ABL Facility shall be subject to satisfaction or waiver by the Borrower and the Lenders of the following additional conditions precedent:

1.              The Merger and the other Transactions shall be consummated simultaneously with the closing under the ABL Facility in accordance with applicable law (in all material respects) and on the terms described in the Term Sheet and in the Agreement and Plan of Merger, dated as of May 29, 2015, by and among Boot Barn, Rodeo Acquisition Corp., Target, Gryphon Partners III, L.P., as guarantor, and the Sellers Representative named therein (as the same may be amended or waived from time to time to the extent that such amendments and waivers are not prohibited by the Commitment Letter or Term Sheet, the “Merger Agreement”).  The Merger Agreement (as in effect on the date hereof) shall not be amended, modified or any provision thereof waived or any consent thereunder provided to the extent such amendment, modification or waiver thereof or any consent thereunder is materially adverse to the Lenders or the Arranger for the ABL Facility without the prior written consent (such consent not to be unreasonably delayed or withheld) of the Agent (it being understood and agreed that (i) any change to the definition of “Material Adverse Effect” contained in the Merger Agreement shall be deemed to be materially adverse to the Arranger and the Lenders, (ii) working capital adjustments contained in the Merger Agreement as in effect on the date hereof shall not be deemed to be materially adverse to the Lenders, (iii) any increase in the cash merger consideration (the “Merger Consideration”) of less than 10% shall be deemed to be not materially adverse to the interests of the Lenders and any increases in the Merger Consideration in excess of 10% shall be deemed to be not materially adverse to the interests of the Lenders to the extent funded with the net cash proceeds of equity, (iv) any reduction in Merger Consideration (after giving effect to any adjustment provided in clause (ii)) of less than 15% in the aggregate shall be deemed not to be materially adverse to the interests of the Lenders; provided that the amount of the ABL Facility and amount of cash provided by the Loan Parties in connection with the Merger shall be reduced by such decrease dollar for dollar on a pro rata basis, (v) any reduction in the Merger Consideration in excess of the amounts set forth in clause (iv) but less than 20% in the aggregate shall not be deemed to be materially adverse to the interests of the Lenders to the extent it reduces the amount of the ABL Facility on a dollar for dollar basis to the extent of such excess, and (vi) any change in the third party beneficiary rights applicable to the Lead Arranger and the Lenders or the governing law shall be deemed to be materially adverse to the interests of the Lenders unless approved by the Lead Arranger.    The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects as of the Closing Date except to the extent such representations and warranties are made on and as of a specified date (and not required to be brought down to the Closing Date), in which case the same shall continue on the Closing Date to be true and correct as of the specified date (or, in the event such representations and warranties are qualified by materiality or material adverse effect or language of similar import, such representations shall be true and correct in all respects as of the Closing Date).  All amounts due or outstanding in respect of the existing indebtedness of the Target and the Company (other than such amounts as shall be permitted to remain outstanding pursuant to the terms of the Facilities Documentation) shall have been (or substantially simultaneously with the closing under the ABL Facility shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released.

(2)  All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including the other Exhibits thereto.

B-1

2.              The Agent shall have received a certificate from the chief financial officer of the Borrower in substantially the form attached hereto as Exhibit C, certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

3.              The Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, to the extent requested at least ten business days prior to the Closing Date.

4.              Subject in all respects to the Limited Conditionality Provision and the limitations described under the caption “Security” in Exhibit A to the Commitment Letter, all documents and instruments required to create and perfect the security interest of the Agent in the ABL Priority Collateral and in the Term Priority Collateral shall have been executed, if applicable, and delivered and, if applicable, be in proper form for filing with such filing having been duly authorized.

5.              The execution and delivery of the Facilities Documentation by all parties thereto, in each case, which shall be in accordance with the terms of the Commitment Letter and subject to the Limited Conditionality Provision and Documentation Principles set forth in the Commitment Letter and (b) delivery to the Arranger of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization, good standing certificates in jurisdictions of formation/organization, in each case of the Borrower and the Guarantors (to the extent applicable), customary notices of borrowing, and customary insurance certificates and endorsements for insurance customary for companies in the same industry and engaged in similar business activities (to the extent such certificates and endorsements are available).

6.              Minimum opening Excess Availability at closing after the application of proceeds of the initial funding under the ABL Facility and/or issuance of initial Letters of Credit and after provision for payment of all fees and expenses and giving effect to the Transactions, of not less than $25,000,000.   Agent shall have received a closing borrowing base certificate using, if applicable, the Alternative Closing Borrowing Base and otherwise in accordance with Agent’s customary procedures and practices.

7.              All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon closing of the ABL Facility, have been paid (which amounts may be offset against any advances made under the ABL Facility on the Closing Date).

8.              The Term Loan Facility shall have closed (or shall be prepared to close substantially concurrently with the funding of the ABL Facility on the Closing Date) on the terms set forth in the Commitment Letter (the “Term Loan Facility Commitment Letter”), dated as of May 29, 2015, by and between GCI Capital Markets LLC and Borrower as in effect on the date hereof.

9.              There shall be no order, injunction or decree of any governmental authority restraining or prohibiting the funding under the ABL Facility unless such order, injunction or decree resulted from the willful misconduct, bad faith or gross negligence of the Agent or the Lenders or any of their officers, directors, employees, and controlled affiliates.

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CONFIDENTIAL	EXHIBIT C

[Form of] Solvency Certificate

[        ], 2015

This Solvency Certificate is being executed and delivered pursuant to [(a) Section [_] of that certain Credit Agreement, dated as of the date hereof, by and among Boot Barn Holdings, Inc., a Delaware corporation (“Holdings”), Boot Barn, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties party thereto, [            ], as administrative agent, the Lenders from time to time party thereto and the other parties thereto (the “Credit Agreement”).  Capitalized terms used in this Solvency Certificate and not otherwise defined herein having the respective meanings given to them in the Credit Agreement.

I, [                ], the Chief Financial Officer of the Borrower, in such capacity and not in an individual capacity, hereby certify that I am the Chief Financial Officer of the Borrower and that I am familiar with the financial statements, business and assets of Holdings and its Subsidiaries, I have made such other investigations and inquiries as I have deemed appropriate, and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, in my capacity as Chief Financial Officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the other transactions contemplated by the Credit Agreements and the other Loan Documents (including, without limitation, the Merger and the incurrence of the Indebtedness and the other obligations being incurred in connection with the Credit Agreement and the [Term Loan Credit Agreement], that: (i) the sum of the liabilities (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value or the fair value, in each case on a going concern basis, of the assets of Holdings and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of Holdings and its Subsidiaries, taken as a whole, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries as they become absolute and matured; (iii) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) Holdings and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

[ ]

By:
Name: [ ]
Title: Chief Financial Officer

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CONFIDENTIAL	EXHIBIT D

Tier	Quarterly Average Excess Availability	Applicable LIBOR Rate Margin	Applicable Base Rate Margin
1	Greater than 50% of the Aggregate Revolving Commitments	1.00%	0.25%
2	Less than or equal to 50% of the Aggregate Revolving Commitments	1.25%	0.50%

The applicable Interest Margin shall be calculated and established as of the Closing Date and once each fiscal quarter, effective as of the Closing Date and the first day of each such fiscal quarter and shall remain in effect until adjusted thereafter at the end of the fiscal quarter.

The term “applicable Interest Margin” as used in the Term Sheet means, at any time (subject to the paragraphs above), as to Revolving Loans for which interest is calculated based on the Base Rate, the Applicable Base Rate Margin and as to Revolving Loans for which interest is calculated based on the LIBOR Rate, the Applicable LIBOR Rate Margin, determined if the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage as of the last day of the immediately preceding fiscal quarter.

The term “Quarterly Average Excess Availability” shall mean, at any time, the daily average of the amount of the Excess Availability for the immediately preceding fiscal quarter.

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CONFIDENTIAL	EXHIBIT E

PRECEDENT ANCILLARY DOCUMENTS

Collateral Agreement, dated as of February 23, 2015, by and among Borrower, Holdings, its subsidiaries party thereto and Wells Fargo Bank, National Association, as administrative agent thereunder.

Guaranty Agreement, dated as of February 23, 2015, by Borrower, Holdings and each of its subsidiaries party thereto in favor of Wells Fargo Bank, National Association, as administrative agent thereunder.

Trademark Security Agreement, dated as of February 23, 2015, by and between Borrower and Wells Fargo Bank, National Association, as administrative agent thereunder.

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